Exhibit 99.1

Atlanta, Georgia

June 20, 2011

NYSE Amex:  CGL.A

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle’s, Inc. Announces Employee Lay-Off

Cagle’s, Inc. (CGL.A) reported that it will discontinue second shift operations at its Pine Mountain Valley poultry plant effective on, or within two weeks after, August 19, 2011. The lay-off will result in the loss of approximately 300 positions.

The Pine Mountain Valley operation currently processes 520,000 head per week and employs 640 workers. The plant was successfully converted to a deboning operation in May 2010 at which time it was processing 630,000 head per week. In the fall of 2010 feed prices increased over 34% principally due to corn prices which were up over 75% versus last year.  In addition, boneless breast markets experienced a downturn of over 10% as compared to the same period last year. As a result of the higher feed cost and lower boneless markets, effective November 2010 the Pine Mountain plant volume was reduced twenty percent to operating two shifts four days per week. With this layoff the company expects to operate one full shift five days per week processing 320,000 head and improving the weekly take home pay of its remaining employees.

Cagle’s, Inc.

/s/ J. Douglas Cagle
J. Douglas Cagle
Chairman, Chief Executive Officer and President

This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Forward-Looking Statements” in Item 7 of the Company’s SEC Form 2011 10-K Annual Report.